Re:   7-7 Merger Site
      Wooster, Ohio
      General Notice of Potential Liability

The United States Environmental Protection Agency (U.S. EPA) has documented the release or threat of release of hazardous substances, pollutants and contaminants into the environment from the above-referenced facility, and is planning to spend public funds to investigate and control these releases. This action will be taken by U.S. EPA pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. ss. 9601 et seq. (CERCLA), as amended by the Superfund Amendments and Reauthorization Act of l986, Pub. L No. 99-499, 100 Stat. 1613 (1986) (SARA), unless U.S. EPA determines that such action will be done properly by a responsible party or parties. Responsible parties under CERCLA include the current and former owners and operators of the facility, persons who generated the hazardous substances, and persons who were involved in the transport, treatment, or disposal of the hazardous substances at the facility. Under Section 107(a) of CERCLA, where U.S. EPA uses public funds towards the cleanup of the hazardous substances, responsible parties are liable for all costs associated with the removal or remedial action and all other necessary costs incurred in cleaning up the facility, including investigation, planning, and enforcement costs.

U.S. EPA is currently planning to conduct the following actions at the above-referenced facility:

1. All of the chemicals and environmental samples in the on site laboratory will be properly disposed.

2. All of the chemicals in the flammable storage shed will be properly disposed.

3.    As needed, the roll-off boxes will be secured from the elements.

4. Material in all roll-off boxes will be characterized and hazardous materials will be properly disposed.

U.S. EPA has received information that your organization may have owned or operated the facility or generated or transported hazardous substances that were disposed of at the facility. By this letter, U.S. EPA notifies you of your potential liability with regard to this matter and encourages you, as a potentially responsible party, to agree to reimburse U.S. EPA for costs incurred to date and to voluntarily perform or finance the response activities which U.S. EPA has determined or will determine are required at the facility. U.S. EPA is willing to discuss with you the entry of an appropriate administrative consent order under which you would perform or finance response activities and reimburse U.S. EPA for its costs. If a consent order cannot be promptly concluded,


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U.S. EPA may issue a unilateral order under Section 106 of CERCLA, requiring you to perform specified work. Under Sections 106 and 107 of CERCLA, you may be liable for reimbursement of U.S. EPA's costs, for statutory penalties, and for treble damages for noncompliance with such an order.

Because of the conditions described above, U.S. EPA believes that response activities at the Site must be initiated as quickly as possible. Therefore, U.S. EPA does not intend to utilize the special notice procedures available under
Section 122(e) of CERCLA.

As a potentially responsible party, you should notify U.S. EPA in writing within fourteen (14) days of receipt of this letter of your willingness to perform or finance the activities described above and to reimburse U.S. EPA for its costs. Your response should be sent to:

                  Carol Graszer Ropski
                  U.S. EPA  Region 5
                  Emergency Enforcement & Support Section SE-5J
                  77 West Jackson Boulevard
                  Chicago, IL 60604-3590

If U.S. EPA does not receive a timely response, U.S. EPA will assume that your organization does not wish to negotiate a resolution of its potential responsibility in connection with the facility and that your organization has declined any involvement in performing the response activities.

Your response should indicate the appropriate name, address, and telephone number for further contact with you. If you are already involved in discussions with State or local authorities or involved in a lawsuit regarding this facility, you may continue such activities as you see fit. This letter is not intended to advise you or direct you presently to restrict or discontinue any such activities already underway; however, you are advised to report the status of those discussions or actions in your response to this letter and to provide a copy of your response to any other parties involved in those discussions or actions.

If you need further information regarding this letter, you may contact Stuart Hersh of the U.S. EPA Office of Regional Counsel at (312)886-6235.

Due to the nature of the problem at this facility and the attendant legal ramifications, U.S. EPA strongly encourages you to submit a written response within the time frame specified herein. We hope you will give this matter your immediate attention.

Sincerely yours,

/s/ Richard C. Karl
-------------------------
Richard C. Karl, Chief
Emergency Response Branch

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